SST Loan Payoffs

	Due	Paid	Pending
M&M	$ 182,236.24	74291.55	$ 107,944.69
SSB 1	$ 274,063.69	274063.69	$ -
SSB 2	$ 252,404.26	252404.26	$ -
SBA	$ 158,892.11	158892.11	$ -
Freedom Business Brokers LLC	$ 50,000.00	50000	$ -
Mitchell Schwartz Legal Fees	$ 10,000.00	10000	$ -
	$ 927,596.30	$ 819,651.61	$ 107,944.69